Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2013 in the Registration Statement on Form S-11 and related Prospectus of Steadfast Apartment REIT, Inc. for the registration of up to 62,631,579 shares of its common stock.

/s/ Ernst & Young LLP
Irvine, California
September 6, 2013